Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Service Providers – Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 26, 2012, with respect to the financial statements of Tortoise MLP & Pipeline Fund for the period from May 31, 2011 to November 30, 2011, in the Registration Statement (Form N-1A) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 53 under the Securities Act of 1933 (Registration No. 333-172080) and Amendment No. 54 under the Investment Company Act of 1940 (Registration No. 811-22525).

/s/ Ernst & Young LLP

Kansas City, Missouri
September 19, 2012